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Exhibit 1

UNDERWRITING AGREEMENT

May 19, 2003

To:	Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
Merrill Lynch, Pierce, Fenner & Smith
                    Incorporated
4 World Financial Center, 24th Floor
New York, New York 10080,
As Representatives of the Several Underwriters

Dear Sirs:

        Subject to the terms and conditions stated or incorporated by reference herein, Consolidated Edison, Inc. (the "Company") hereby agrees to sell to the Underwriters named in Schedule I hereto (the "Underwriters") and the Underwriters hereby agree to purchase, severally and not jointly, the number of common shares set forth opposite their names in Schedule I hereto (the "Designated Securities") at the purchase price per Designated Security set forth in Schedule II hereto, and up to an additional 870,000 common shares ($.10 par value) of the Company ("Option Securities") as set forth below, to cover over-allotments, if any.

        The representatives named on the signature page hereof (the "Representatives") represent that the Underwriters have authorized the Representatives to enter into this Underwriting Agreement and to act hereunder on their behalf.

        Except as otherwise provided in Schedule II hereto, each of the provisions of the Company's Underwriting Agreement Basic Provisions, dated October 25, 2001, as filed as Exhibit 1.2 to Registration Statement No. 333-72264 (the "Basic Provisions"), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. Unless otherwise defined herein, terms defined in the Basic Provisions are used herein as therein defined.

        The Company hereby grants the Underwriters, severally and not jointly, an option to purchase up to the number of the Option Securities specified above at a price per Option Security equal to the purchase price per Designated Security, less an amount per share equal to any dividends or distributions declared by the Company and payable on the Designated Securities but not payable on the Option Securities. Such option will expire thirty (30) days after the date of this Underwriting Agreement, and may be exercised in whole or in part from time to time only for the purpose of covering over-allotments which may be made in connection with the offering and distribution of the Designated Securities upon written notice by the Representatives to the Company setting forth the number of Option Securities as to which the several Underwriters are then exercising the option and the time, date and place of payment and delivery for such Option Securities. Any such time, date and place of payment and delivery (each, a "Date of Delivery") shall be determined by the Representatives, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Time of Delivery. If the option is exercised as to all or any portion of the Option Securities, each of the Underwriters, acting severally and not jointly, will purchase that proportion of the total number of Option Securities then being purchased which the number of Designated Securities each such Underwriter has severally agreed to purchase as set forth in Schedule I bears to the total number of Designated Securities, subject in each case to such adjustments as the Representatives in their discretion shall make to eliminate any sales or purchases of a fractional number of Option Securities.

        Payment of the purchase price for the Designated Securities will be made against delivery thereof to the Representatives for the accounts of the respective Underwriters at the time and place set forth in Schedule II hereto. In addition, if the Underwriters have exercised their option to purchase any or all of the Option Securities, payment of the purchase price for such Option Securities (the "Designated Option Securities") will be made against delivery thereof to the Representatives for the accounts of the respective Underwriters at the price set forth above and at the time, date and place of payment determined by the Representatives as specified in a written notice from the Representatives to the Company.

        If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the Basic Provisions incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company.

Very truly yours,
CONSOLIDATED EDISON, INC.
By:	/s/ ROBERT P. STELBEN
Robert P. Stelben Vice President and Treasurer

        Confirmed and Accepted as of the date hereof on behalf of itself and each other Underwriter, if any:

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ DOUGLAS ADAMS
Name:	Douglas Adams
Title:	Managing Director
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ KARL NEWLIN
Name:	Karl Newlin
Title:	Vice President

2

SCHEDULE I

Underwriter	Number of Designated Securities to be Purchased
Citigroup Global Markets Inc.	$4,350,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,350,000

Total	$8,700,000

SCHEDULE II

I.
Title of Designated Securities:

  Common Stock ($.10 par value) of Consolidated Edison, Inc.

II.
Aggregate Number of Shares of Designated Securities:

  8,700,000 shares.

III.
Price to Public:

  As set forth in the Prospectus.

IV.
Purchase Price by Underwriters:

  $39.455

V.
Specified funds for, and manner of, payment of purchase price:

  Funds in respect of the purchase price for the Designated Securities and any Designated Option Securities will be delivered by wire transfer of immediately available funds pursuant to the Company's written instructions to the Representatives.

VI.
Exchanges on which the Designated Securities will be Listed:

  New York Stock Exchange

VII.
Time of Delivery:

  10:00 a.m., on May 22, 2003.

VIII.
Closing Location:

  Room 1618-S at the Company, 4 Irving Place, New York, NY 10003.

IX.
Information furnished by or on behalf of the Underwriters for use in the Prospectus for the Designated Securities:

  Paragraphs 3, 6 and 10 under the caption "Underwriting" on page S-9 of the Prospectus Supplement.

X.
Addresses of Representatives:

  Citigroup Global Markets Inc.
  388 Greenwich Street
  New York, New York 10013
  Attention: Henry A. Clark III

  Merrill Lynch, Pierce, Fenner & Smith
                        Incorporated
  4 World Financial Center, 24th Floor
  New York, New York 10080
  Attention: Karl Newlin

XI.
Captions in the Prospectus and Prospectus Supplement referred to in Section 6(c)(xi) of the Basic Provisions:

  Description of the Common Shares

XII.
Modification of Basic Provisions:

A.
Throughout the Basic Provisions, change all references to "Representative" to "Representatives."

  B.
  In the first Section 1:

  1.
  In subsections (a), (j) and (k), after each reference to "Designated Securities", add the words "and Option Securities".

  2.
  In subsection (d), add at the end thereof "(a "Material Adverse Effect")".

  3.
  In subsection (j), add the words "in all material respects" after "will conform."

  4.
  Add after subsection (m):

              "(n)   Each "significant subsidiary" of the Company (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the 1933 Act) (each, a "Subsidiary" and, collectively, the "Subsidiaries") has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not result in a Material Adverse Effect. Except as otherwise stated in the Registration Statement and the Prospectus, all of the issued and outstanding capital stock of each Subsidiary has been duly authorized and is validly issued, fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. None of the outstanding shares of capital stock of any Subsidiary was issued in violation of preemptive or other similar rights of any securityholder of such Subsidiary.

              (o)   The documents incorporated by reference in the prospectus do not include non-GAAP financial measures within the meaning of Regulation G or Item 10 of Regulation S-K of the Commission."

  C.
  Change to Section 2 the number of the second Section 1, revise it to read in its entirety: "Upon the execution of the Underwriting Agreement, the several Underwriters propose to offer the Designated Securities and any Designated Option Securities for sale upon the terms and conditions set forth in the Prospectus" and increase by one the number of, and references to, each of the remaining Sections.

  D.
  In Section 3, after each reference to "Designated Securities" add the words "and Designated Option Securities".

  E.
  In Section 4:

  1.
  After the words "Designated Securities" in the lead in add the words "and Option Securities".

  2.
  In subsection (a) add the word "reasonable" before "best efforts".

  3.
  In subsections (a), (b) and (c), after the words "Designated Securities" add the words "and Option Securities".

  4.
  Delete subsection (e).

  5.
  Add, after subsection (d):

              "(e)   The Company will use the net proceeds received by it from the sale of the Designated Securities and Designated Option Securities in the manner specified in the Prospectus under "Use of Proceeds".

              (f)    During a period of ninety days after the date of this Underwriting Agreement, the Company will not, without the prior written consent of the Representatives, directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise dispose of, its common stock, except for Common Stock issued (i) pursuant to this Underwriting Agreement, (ii) in connection with the Company's existing employee or director stock option or other compensation plans, employee investment plans or automatic dividend reinvestment and cash payment plan."

  F.
  In Section 5:

  1.
  After each reference to the words "Designated Securities" add the words "and Designated Option Securities".

  G.
  In Section 6:

  1.
  The introductory paragraph shall be revised to read as follows:

      "The obligations of the Underwriters under this Underwriting Agreement shall be subject, in the discretion of the Underwriters, (i) to the condition that all representations and warranties and other statements of the Company herein are, at and as of the Time of Delivery for the Designated Securities, and shall be at and as of the Date of Delivery for any Designated Option Securities, true and correct and (ii) to the condition that the Company shall have performed all of its obligations theretofore to be performed pursuant to this Underwriting Agreement, and (iii) to the following conditions set forth below in this Section 6, and if any condition specified in this Section 6 shall not have been fulfilled when and as required to be fulfilled, this Underwriting Agreement (or, with respect to the Underwriters' exercise of the option to purchase any Designated Option Securities on a Date of Delivery after the Time of Delivery, the obligations of the Underwriters to purchase the Designated Option Securities on such date) may be terminated by the Representatives by notice to the Company."

    2.
    Change subsection (c)(vi) to read "The Designated Securities and the Designated Option Securities have been duly authorized, and, when delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable and will not be subject to preemptive or other similar rights of any securityholder of the Company;".

    3.
    Revise subsection (c)(vii) to read "The issue and sale of the Designated Securities and the compliance by the Company with all of the provisions of the Designated Securities and this Underwriting Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, (i) any statute, agreement or instrument known to him to which the Company or any Subsidiary is a party or by which it or any Subsidiary is bound or to which any of the property of the Company or of any Subsidiary is subject, (ii) any order, rule or regulation known to him of any court, governmental agency or body having jurisdiction over the Company or any of its properties, except in each of (i) or (ii) for such conflicts, defaults or breaches as would not have a Material Adverse Effect, or (iii) the Certificate of Incorporation or the Company's by-laws;"

    4.
    Add the following subsections to Section 6(c) after subsection (xii):

      "(xiii) Each Subsidiary has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not result in a Material Adverse Effect. Except as otherwise described in the Prospectus, all of the issued and outstanding capital stock of each Subsidiary has been duly authorized and is validly issued, fully paid and non-assessable and, to the best of our knowledge, is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. None of the outstanding shares of capital stock of any Subsidiary was issued in violation of preemptive or other similar rights of any securityholder of such Subsidiary;

      In rendering such opinion, such counsel may rely as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of responsible officers of the Company and public officials."

    5.
    Change subsection (d) to read, "(i) On May 19, 2003, the Representatives shall have received from PricewaterhouseCoopers LLP a letter dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus, and (ii) at the Time of Delivery, the Representatives shall have received from PricewaterhouseCoopers LLP a letter, dated the Time of Delivery, to the effect that they reaffirm the statements made in the letter furnished pursuant to (i) of this Section 6(d), except that the specified date referred to shall be a date not more than three business days prior to the Time of Delivery;"

    6.
    In subsection (e) add "business prospects," before "general affairs."

    7.
    After the words "of the Company" in subsection (f) add the words "or Consolidated Edison Company of New York, Inc."

    8.
    Add to subsection (g)(i) the words "or the Company's securities" after "securities generally" and in subsection (iii) add "or international" after "national", "or crisis" after "calamity" and "Designated Option Securities" after "Designated Securities."

    9.
    Change subsection (i) to read, "The Designated Securities and any Designated Option Securities shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance."

    10.
    Add these subsections after subsection (i):

              "(j)  In the event that the Underwriters exercise their option to purchase all or any portion of the Option Securities, the representations and warranties of the Company contained herein and the statements in any certificates furnished by the Company hereunder shall be true and correct as of each Date of Delivery, as defined below, and, at the relevant Date of Delivery, the Representatives shall have received:

                (i)    A certificate, dated such Date of Delivery, of officers of the Company, confirming that the certificate delivered at the Time of Delivery pursuant to Section 6(h) of the Basic Provisions remains true and correct as of such Date of Delivery.

                (ii)   The favorable opinion of counsel for the Company, in form and substance satisfactory to counsel for the Underwriters, dated such Date of Delivery, relating to the Designated Option Securities and otherwise to the same effect as the opinion required by Section 6(c) of the Basic Provisions.

                (iii)  The favorable opinion of Dewey Ballantine LLP, counsel for the Underwriters, dated such Date of Delivery, relating to the Designated Option Securities and otherwise to the same effect as the opinion required by Section 6(b) of the Basic Provisions.

                (iv)  A letter from PricewaterhouseCoopers LLP, in form and substance satisfactory to the Representatives and dated such Date of Delivery, substantially in the same form and substance as the letter furnished to the Representatives pursuant to Section 6(d)(ii) hereof, except that the "specified date" on the letter furnished pursuant to this paragraph shall be a date not more than three business days prior to such Date of Delivery.

                (v)   Since the time of execution of this Underwriting Agreement, there shall not have occurred a downgrading in, or withdrawal of, the rating assigned to any of the Company's or Consolidated Edison of New York, Inc.'s securities by a rating organization, and no such rating organization shall have publicly announced that it has under surveillance or review its rating of the Securities or any of the Company's or Consolidated Edison Company of New York, Inc.'s other securities.

              (k)   Shearman & Sterling, counsel for the Company, shall have furnished to the Underwriters a written opinion, dated the Time of Delivery for the Designated Securities, in form and substance satisfactory to the Representatives to the effect that:

                (i)    On the basis of the information we gained in the course of performing the services referred to above, no facts came to our attention which gave us reason to believe that the Prospectus (other than the financial statements and other financial or statistical data contained therein or omitted therefrom, as to which we have not been requested to comment), as of the date of the Prospectus Supplement or the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading."

  G.
  Change Section 10 to read [Reserved].

  H.
  Add a new Section 18:

  "18.
  Notwithstanding any other provision of this Underwriting Agreement, from the commencement of discussions with respect to the transactions contemplated hereby, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in Sections 6011, 6111 and 6112 of the U.S. Code and the Treasury Regulations promulgated thereunder) of the transactions contemplated by this Underwriting Agreement and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure."

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UNDERWRITING AGREEMENT
SCHEDULE I
SCHEDULE II